Exhibit 2.2

PLAN SUPPORT AND LOCK-UP AGREEMENT REGARDING

EDGE PETROLEUM CORPORATION

This Plan Support and Lock-Up Agreement (this “Agreement”) dated as of September 30, 2009 (the “Agreement Effective Date”) is among Edge Petroleum Corporation, a Delaware corporation (“Borrower”), each of the Borrower’s Subsidiaries (as defined below), and the Lenders (as defined below) executing this Agreement (collectively, the “Supporting Lenders”).

RECITALS

A.            The Borrower is a party to that certain Fourth Amended and Restated Credit Agreement dated as of January 31, 2007 among the Borrower, the financial institutions party thereto from time to time (the “Lenders”), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.)(“Union”) as administrative agent for the Lenders (in such capacity the “Administrative Agent”) and as issuing lender (in such capacity, the “Issuing Lender”), as amended by the Amendment No. 1 dated as of July 11, 2007, the Amendment No. 2 dated as of December 10, 2007, the Amendment No. 3 and Agreement dated as of May 8, 2008, the Consent and Amendment No. 4 dated as of March 16, 2009, the Amendment No. 5 dated as of May 15, 2009, the Amendment No. 6 dated as of May 29, 2009, the Amendment No. 7 dated as of June 30, 2009, the Amendment No. 8 dated as of July 31, 2009 and the Amendment No. 9 dated as of August 31, 2009 (as so amended and as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”).  Unless otherwise defined in this Agreement, each term used in this Agreement that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement; provided, however, that unless otherwise defined in this Agreement, the capitalized words appearing, but not otherwise defined, in Section 2(b)(ii) shall have the meaning given to them in the Purchase Agreement (as defined below) and the capitalized words appearing, but not otherwise defined, in Section 2(b)(iii) shall have the meaning given to them in the Conforming Plan (as defined below).  The Supporting Lenders represent holders of at least two-thirds of the outstanding Obligations under the Credit Agreement and more than one-half in number of the Lenders.

B.            Borrower and its direct and indirect subsidiaries, including Edge Petroleum Exploration Company, a Delaware corporation; Miller Exploration Company, a Delaware corporation; Edge Petroleum Operating Company, Inc., a Delaware corporation; Edge Petroleum Production Company, a Delaware corporation; and Miller Oil Corporation, a Michigan corporation (collectively, the “Subsidiaries” and each a “Subsidiary”), desire to implement a restructuring and reorganization of Borrower and its Subsidiaries such that the Lenders and the other holders of claims against and/or equity interests in Borrower and its Subsidiaries shall receive the consideration to be paid, distributed or provided by the Borrower and its Subsidiaries pursuant to such restructuring and reorganization as set forth in a plan of reorganization conforming in all material respects to the plan attached hereto as Exhibit A (the “Conforming Plan”).

C.            In order to expedite the contemplated restructuring and reorganization of Borrower and its Subsidiaries, each party hereto desires to pursue and support the Conforming Plan by way of the Borrower and each of the Subsidiaries each commencing a voluntary case (collectively, the “Bankruptcy Cases”) pursuant to Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”).  Upon commencing such cases, the Borrower shall cause to be filed a motion (the “Sale Motion”) to establish bidding procedures to effect the sale of all or substantially all of its assets to the bidder who submits the highest and best offer.  Together the Sale Motion and the Plan will seek to achieve and implement that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated September 30, 2009 with PGP Gas Supply Pool No. 3, LLC, a Georgia limited liability company (the “Buyer”) attached hereto as Exhibit B, subject to a higher and better offer solicited, selected and approved as the winning bid in accordance with the Bidding Procedures Order (as defined in the Purchase Agreement) (the purchase and sale or similar agreement effecting the purchase and sale of the equity interests or assets of the Borrower and its Subsidiaries, whether the Purchase Agreement or a higher and better agreement entered into pursuant to the Bidding Procedures Order, being referred to herein as the “Final Agreement,” and any such restructuring transaction effected thereby a “Restructuring Transaction”).

D.            In order to implement the Restructuring Transaction, the Borrower and its Subsidiaries have agreed, subject to the terms of this Agreement, (i) to prepare and file (a) a Conforming Plan, (b) a disclosure statement that conforms in all material respects with the disclosure statement attached hereto as Exhibit C (the “Conforming Disclosure Statement”) and (ii) to use reasonable commercial efforts to have the Conforming Disclosure Statement approved and the Conforming Plan confirmed by the Bankruptcy Court.

STATEMENT OF AGREEMENT

In consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Support of Final Agreement, Filing of Bankruptcy Cases and Related Transactions.

(a)           Each Supporting Lender agrees that until this Agreement is terminated (or the obligations of the Supporting Lenders set forth in Section 1 of this Agreement (the “Support Obligations”) terminate as provided herein), it (i) shall vote (or cause the voting of ) its claim(s) to accept the Conforming Plan following receipt of the Conforming Disclosure Statement and any solicitation of votes for the Conforming Plan, no later than any voting deadline stated therein, (ii) shall vote against and shall in no way otherwise, directly or indirectly, support any restructuring or reorganization of the Borrower and its Subsidiaries (or any plan or proposal in respect of the same) that is not consistent with, or does not implement or achieve the Conforming Plan and the Final Agreement and (iii) shall not (A) directly or indirectly seek, solicit, support or encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Borrower and/or its Subsidiaries except as contemplated in the Conforming Plan, (B) object to the Conforming Disclosure Statement or the solicitation of votes for the Conforming Plan or support any such objection by any third party or (C) take any other action that is inconsistent with, or that would materially delay or obstruct the proposed solicitation, confirmation or consummation of, the Conforming Plan.  Nothing contained herein shall limit the ability of any Supporting Lender, the Issuing Lender or the Administrative Agent to consult with the Borrower, or to appear and be heard, concerning any matter arising in the Bankruptcy Cases so long as such consultation or appearance does not violate the Supporting Lenders’ obligations under the terms of this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, the Conforming Plan, the Bidding Procedures Order and the cash collateral order to be entered by the court in the Bankruptcy Cases have set forth or will describe a number of rights of the Administrative Agent, the Issuing Lender, or the Supporting Lenders, and the exercise of any of such rights, including, without limitation, an objection or a refusal to consent or approve or similar action, is hereby expressly permitted by, and will not be or be deemed to be a violation or breach of, this Agreement.  The Supporting Lenders, Issuing Lender and Administrative Agent may also exercise their other rights as creditors and parties of interest in the Bankruptcy Cases as long as the exercise of those rights do not violate the Support Obligations.

(b)           The Borrower and its Subsidiaries agree that they will (i) use reasonable commercial efforts to (A) file the Bankruptcy Cases with respect to the Restructuring Transaction in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, on or prior to October 1, 2009 (the “Filing Date”), (B) obtain Bankruptcy Court approval of a cash collateral order and budget that are, in each case, in form and substance acceptable to the Supporting Lenders, (C) file the Conforming Plan and Conforming Disclosure Statement with the Bankruptcy Court within five (5) days of the Filing Date, (D) obtain Bankruptcy Court approval of the Conforming Disclosure Statement within forty-five (45) days of the Filing Date, (E) obtain confirmation of the Conforming Plan by the Bankruptcy Court within ninety (90) days of the Filing Date, and (F) consummate the Final Agreement within eleven (11) days of confirmation of the Conforming Plan, and not to take any action that is materially inconsistent with, or that would materially delay consummation of, either the Restructuring Transaction or the effectiveness of the Conforming Plan; and (ii) not assert or support any assertion by any third party that, in order to act on the provisions of Section 2(b), the Supporting Lenders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

Section 2.  Termination of Support Obligations.

(a)           The Support Obligations shall be subject to termination upon the occurrence of any Support Termination Event.

(b)           A “Support Termination Event” shall mean any of the following:

(i)            the Chapter 11 Cases to implement the Restructuring Transaction through confirmation of the Conforming Plan shall not have been commenced by October 5, 2009;

(ii)           the sum of the following (the “Proposed Adjustment Amount”) exceeds $5,000,000: (A) the aggregate Defect Values asserted by Buyer in all Title Defect Notices, plus (B) the aggregate Buyer Remediation Amount asserted by Buyer in all Adverse Environmental Condition Notices, plus (C) the sum of the Allocated Values of all Retained Properties plus (D) the sum of all Casualty Losses (to the extent not covered by insurance or condemnation awards);

(iii)          the sum of the following (the “Allowed Administrative and Priority Claims Amount”) exceeds the Administrative and Priority Claims Reserve: (A) the Allowed Administrative Claims, (B) the Allowed Priority Tax Claims, (C) the Allowed Priority Non-Tax Claims and (D) the Allowed Other Secured Claims;

(iv)          the Borrower and its Subsidiaries (A) shall file with the Bankruptcy Court any plan of reorganization or liquidation other than the Conforming Plan or (B) shall modify or amend the Conforming Plan in any material respect without the written consent of the Required Lenders (as defined in the Credit Agreement) or (C) shall modify or amend the Purchase Agreement or any of its Exhibits or Schedules in any material respect or waive any material right thereunder without the written consent of the Required Lenders;

(v)           the Bankruptcy Court shall enter a cash collateral order or budget that is, without the written consent of the Required Lenders, materially different from those agreed upon by the Supporting Lenders, the Borrower and its Subsidiaries as described in Section 3(e);

(vi)          the Conforming Plan shall not have been confirmed by the Bankruptcy Court in accordance with its terms within one hundred and five (105) days of the Filing Date;

(vii)         (A) the Borrower shall withdraw or revoke the Conforming Plan or (B) the Borrower shall publicly announce its intention not to pursue confirmation of the Conforming Plan;

(viii)        (A) a trustee shall have been appointed in any of the Chapter 11 Cases, (B) any of the Chapter 11 Cases shall have been converted to cases under Chapter 7 of the Bankruptcy Code, or (C) any of the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court; or

(ix)           the Conforming Plan shall not have been substantially consummated in accordance with its terms within one hundred twenty (120) days of the Filing Date.

(c)           The Borrower shall promptly notify the Supporting Lenders and the Buyer of the occurrence of any Support Termination Event.

(d)           Upon the occurrence of a Support Termination Event (other than a Support Termination Event described in Section 2(b)(ii) or Section 2(b)(iii)), the Support Obligations of the Supporting Lenders shall terminate.  In the case of a Support Termination Event described in Section 2(b)(ii) or 2(b)(iii), such termination shall not be effective until 5:00

p.m. on the fifth (5th) business day following written notice by any Supporting Lender to the Borrower and the Buyer (the “Termination Time”).  In the event of a termination pursuant to Section 2(b)(ii) or 2(b)(iii), any such termination shall not be effective if Buyer delivers a written notice to the Supporting Lenders and the Borrower prior to the Termination Time, which notice includes a binding commitment of Buyer to the Supporting Lenders and the Borrower to increase the Purchase Price (as defined in the Purchase Agreement) by an amount equal to the sum of (i) the amount, if any, by which the Proposed Adjustment Amount exceeds $5,000,000 and (ii) the amount, if any, by which the Allowed Administrative and Priority Claims Amount exceeds the Administrative and Priority Claims Reserve.  Following the termination of the Support Obligations, each party shall have all rights and remedies available to it under applicable law, the Credit Agreement, and any ancillary documents or agreements thereto.  If the Support Obligations have been terminated in accordance with the terms herein, and such termination was not as the direct result of a breach of the Support Obligations by the Supporting Lenders, the Issuing Lender or the Administrative Agent, at any time when permission of the Bankruptcy Court may be required for a Supporting Lender, the Issuing Lender or the Administrative Agent to change or withdraw (or cause to change or withdraw) its vote to accept the Conforming Plan, the Borrower and its Subsidiaries shall not oppose any attempt by a Supporting Lender, the Issuing Lender or Administrative Agent to change or withdraw (or cause to change or withdraw) such vote at such time.  No Lender, Issuing Lender nor Administrative Agent shall have any liability to the Borrower or its Subsidiaries, the Buyer, or any other Person in respect of any termination of the Support Obligations in accordance with the terms hereof.

Section 3.  Conditions to Effectiveness.  This Agreement shall become effective on the Agreement Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a)           The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Supporting Lenders (representing at least two-thirds in amount of the outstanding Obligations under the Credit Agreement and more than one-half in number of the Lenders), the Borrower and each of the Subsidiaries.

(b)           After giving effect to this Agreement, no Support Termination Event shall have occurred and be continuing as of the Agreement Effective Date.

(c)           The representations and warranties in this Agreement shall be true and correct in all material respects.

(d)           The Borrower shall have paid all costs and expenses which have been invoiced and are payable pursuant to Section 9.03 of the Credit Agreement.

(e)           The Supporting Lenders and the Borrower and its Subsidiaries shall have agreed upon a form of cash collateral order and budget.

Section 4.  Good Faith Cooperation; Further Assurances.  To the extent practicable and subject to the terms hereof, the parties hereto shall cooperate with each other in good faith and shall coordinate their activities with respect to the performance of their obligations under this

Agreement, including, without limitation, those with respect to the Conforming Plan, the Final Agreement and the Restructuring Transaction.  Furthermore, subject to the terms hereof, each of the parties shall take action as may be reasonably necessary in connection with the performance of their obligations hereunder (provided that no Lender shall be required to incur any expense, liability or other obligation), and shall refrain from taking any action in violation thereof, including proposing a plan that is not a Conforming Plan or taking any other action that is inconsistent with, or that would materially delay or obstruct the proposed confirmation of, the Conforming Plan.  This Agreement is not and shall not be deemed a solicitation for consents to the Conforming Plan.

Section 5.  Acknowledgement and Agreement.

(a)           The Borrower acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(b)           The Supporting Lenders hereby expressly reserve all of their rights, remedies and claims under the Loan Documents.

(c)           Each of the Borrower and the Subsidiaries does hereby adopt, ratify and confirm the Credit Agreement and acknowledges and agrees that the Credit Agreement is and remains in full force and effect, and that its liabilities and obligations under the Credit Agreement are not impaired in any respect by this Agreement.

(d)           As a condition to BNP Paribas executing this Agreement, each of the undersigned parties acknowledge and agree that the agreement of BNP Paribas to support the transactions contemplated under Section 1(a) as described herein does not waive any of the Event of Default or Termination Event rights of BNP Paribas as defined and described under the ISDA Master Agreement, dated as of August 30, 2005 between BNP Paribas and the Borrower ((including any and all supporting Confirmations and Schedules) as amended, supplemented and revised including, without limitation that certain Amendment Agreement, dated as of July 6, 2009 between BNP Paribas and Borrower, the “ISDA Master Agreement”).  The Borrower and each of the Subsidiaries acknowledge and agree that upon the consummation of the transaction contemplated by the Purchase Agreement, the Final Agreement or any other transaction arising from the purchase and sale of the equity or assets of Borrower and its Subsidiaries, a Termination Event shall occur pursuant to Section 5(b)(v) of the ISDA Master Agreement, resulting in the termination of the outstanding Hedge Contracts under the ISDA Master Agreement as of the Early Termination Date which shall be the Closing Date under the Final Agreement.  For notice purposes as required by the ISDA Master Agreement, the notice of Termination Event shall be the consummation of the transaction contemplated by the Final Agreement.

Section 6.  Releases.  EACH OF THE BORROWER AND ITS SUBSIDIARIES (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, AGENTS, ASSIGNS, TRANSFEREES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, SHAREHOLDERS, ATTORNEYS AND AGENTS) HEREBY RELEASES ANY AND ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT, ISSUING LENDER, ANY OF THE LENDERS, LEGAL

COUNSEL TO THE ADMINISTRATIVE AGENT, ISSUING LENDER OR ANY OF THE LENDERS, CONSULTANTS HIRED BY ANY OF THE FOREGOING, OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, SHAREHOLDERS, AGENTS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY KIND OR NATURE ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE CREDIT AGREEMENT OR THE LOAN DOCUMENTS, IN EACH CASE WHICH MAY HAVE ARISEN ON OR BEFORE THE DATE OF THIS AGREEMENT.  EACH OF THE BORROWER AND ITS SUBSIDIARIES HEREBY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND HAS CONFERRED WITH ITS COUNSEL AND ADVISORS REGARDING ITS CONTENT, INCLUDING THIS SECTION, AND IS FREELY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT AND HEREBY AGREES TO WAIVE AND HEREBY WAIVES ANY CLAIM THAT THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE RELEASES CONTAINED HEREIN) ARE INVALID OR OTHEWISE UNEFORCEABLE.

Section 7.  Representations and Warranties.  The Borrower and its Subsidiaries and each of the Supporting Lenders represent and warrant to each other that the following statements are true, correct, and complete as of the date hereof:

(a)           the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action on its part;

(b)           the execution, delivery, and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or corporate by-laws or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or corporate by-laws or other organizational documents;

(c)           the execution, delivery, and performance by it of this Agreement do not and shall not require by it any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure with the Securities and Exchange Commission and in connection with the commencement of the Chapter 11 Cases, the approval of the Conforming Disclosure Statement, and confirmation of the Conforming Plan; and

(d)           this Agreement is the legally valid and binding obligation of such party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 8.  Amendments and Waivers.  Once effective, this Agreement and any material term or provision of the Conforming Plan or the Restructuring Transaction may not be modified, amended, or supplemented except in writing signed by both (i) the Borrower and (ii) each of the Supporting Lenders.

Section 9.  No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

Section 10.  Counterparts, Facsimile Signatures.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile signature and all of such signatures shall be effective as original signatures.

Section 11.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement. No Supporting Lender may assign its Obligations under the Credit Agreement unless it concurrently assigns to such assignee its rights and obligations under this Agreement and such assignee agrees to be bound hereby.

Section 12.  Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 13.  Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 14.  Entire Agreement.  This Agreement (including the Exhibits, which are an integral part of this Agreement), the Credit Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 15.  Notice.  All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the entities set forth below, and deemed given when sent by hand, by facsimile, or any other electronic means during standard business hours (from 8:00 a.m. to 6:00 p.m. Prevailing Eastern Time) at the place of receipt at the addresses, facsimile numbers, or e-mail addresses listed below with a copy to each of the following:

If to the Borrower or the Subsidiaries:

Gary Pitman

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, TX  77002

With a copy to:

Charles R. Gibbs

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX  75201

If to the Supporting Lenders:

Malcolm Duncan McDuffie

Union Bank, N.A.

445 S. Figueora St., Suite 403

Los Angeles, CA  90071

With a copy to:

William A. (Trey) Wood, III

Bracewell & Giuliani LLP

711 Louisiana St., Suite 2300

Houston, TX  77002

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

EXECUTED effective as of the date first written above.

LENDER:	UNION BANK, N.A. (f/k/a Union Bank of California, N.A), as a Lender

	By:	/s/ M. Duncan McDuffie
	Printed Name:	M. Duncan McDuffie
	Title:	Vice President

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Randall B. Durant
	Printed Name:	Randall B. Durant
	Title:	Senior Vice President

LENDER:	SUNTRUST BANK, as a Lender

	By:	/s/ Katherine Bass
	Printed Name:	Katherine Bass
	Title:	First Vice President

LENDER:	MIZUHO CORPORATE BANK, LTD., as a Lender

	By:	/s/ Noel Purcell
	Printed Name:	Noel Purcell
	Title:	Authorized Signatory

LENDER:	THE FROST NATIONAL BANK, as a Lender

	By:	/s/ Larry D. Sprouse
	Printed Name:	Larry D. Sprouse
	Title:	Senior EVP

LENDER:	COMPASS BANK, as a Lender

	By:	/s/ Kelly L. Elmore III
	Printed Name:	Kelly L. Elmore III
	Title:	Senior Vice President

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Timothy Hill
	Printed Name:	Timothy Hill
	Title:	Officer

LENDER:	BANK OF SCOTLAND PLC, as a Lender

	By:	/s/ Julia R. Franklin
	Printed Name:	Julia R. Franklin
	Title:	Assistant Vice President

EXECUTED effective as of the date first written above.

BORROWER:	EDGE PETROLEUM CORPORATION, a Delaware Corporation

	By:	/s/ John W. Elias
	Printed Name:	John W. Elias
	Title:	President & CEO

SUBSIDIARIES:	EDGE PETROLEUM EXPLORATION COMPANY

EDGE PETROLEUM OPERATING COMPANY, INC.

EDGE PETROLEUM PRODUCTION COMPANY

MILLER EXPLORATION COMPANY

MILLER OIL CORPORATION

By:	/s/ John W. Elias
Printed Name:	John W. Elias
Title:	President & CEO